Exhibit 10.1
Execution Version

AGREEMENT

     This Agreement (this “Agreement”) is made and entered into as of July 28, 2014, by and among Quantum Corporation, a Delaware corporation (the “Company”), and the entities and natural persons listed on Exhibit A hereto and their respective Affiliates (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

     WHEREAS, each of the Company and Starboard has filed preliminary proxy materials with the Securities and Exchange Commission with respect to the election of directors at the 2014 annual meeting of stockholders of the Company (the “2014 Annual Meeting”);

     WHEREAS, Starboard is deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 44,243,875 shares, including shares underlying the Company’s convertible senior subordinated notes, or approximately sixteen and six tenths of one percent (16.6%) of the Common Stock of the Company issued and outstanding on the date hereof; and

     WHEREAS, the Company and Starboard have determined to come to an agreement with respect to the election of members of the Company’s board of directors (the “Board”) at the 2014 Annual Meeting and certain other matters, as provided in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

     1. Board Matters; Board Appointments; 2014 Annual Meeting.

          (a) The Company agrees that prior to the mailing of its definitive proxy statement for the 2014 Annual Meeting, the Board and all applicable committees of the Board shall take all necessary actions, subject to Section 1(d) and Section 1(i) below, to nominate Jeffrey Smith (“Nominee One”), Louis DiNardo (“Nominee Two”), Philip Black (“Nominee Three”), and Dale Fuller (“Nominee Four”, and together with Nominee One, Nominee Two and Nominee Three, the “Starboard Nominees”) for election to the Board at the 2014 Annual Meeting. During the Standstill Period (as defined below), except as required by paragraph (k) below, the Board and all applicable committees of the Board shall not increase the size of the Board to more than nine (9) directors. As of the date of this Agreement, Nominee Four is appointed as an observer to the Board until the 2014 Annual Meeting. Nominee Four will (i) receive copies of all notices and written information furnished to the full Board, reasonably in advance of each meeting to the extent practicable, and (ii) be permitted to be present at all meetings of the full Board (whether by telephone or in person). Notwithstanding the foregoing, (A) the Company shall be entitled to withhold any information and exclude Nominee Four from any meeting, or any portion thereof, as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege, or as otherwise may be appropriate until Nominee Four is elected to the Board, and (B) Nominee Four shall execute a confidentiality agreement in form and substance reasonably acceptable to the Company with respect to the information and discussions to which he will have access.

          (b) Upon the execution of this Agreement, Starboard hereby agrees not to (i) nominate any person for election at the 2014 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2014 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2014 Annual Meeting, directly or indirectly, and shall not permit any of its Affiliates or Associates to do any of the items in this Section 1(b). Starboard shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(b).

          (c) The Company agrees that it will recommend, support and solicit proxies for the election of the Starboard Nominees at the 2014 Annual Meeting (and, if the Standstill Period is extended pursuant to Section 1(l) below, subject to Section 1(d) and 1(i), at the 2015 annual meeting of stockholders of the Company (the “2015 Annual Meeting”)) in the same manner as for the Company’s other nominees standing for election to the Board at the 2014 Annual Meeting (and the 2015 Annual Meeting, as applicable).

          (d) The Company agrees that if any of the Starboard Nominees or any Replacement Director (as defined below) is unable to serve as a director, resigns as a director or is removed as a director prior to the 2015 Annual Meeting (or, if the Standstill Period is extended pursuant to Section 1(l) below, prior to the 2016 annual meeting of stockholders of the Company (the “2016 Annual Meeting”)) and at such time Starboard beneficially owns in the aggregate, excluding shares of Common Stock underlying the Company’s convertible senior subordinated notes, at least the lesser of (i) three percent (3.0%) of the Company’s then outstanding Common Stock and (ii) 7,518,889 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), Starboard shall have the ability to recommend a substitute person(s) for approval by the Corporate Governance and Nominating Committee of the Board (the “Governance Committee”), in good faith after exercising its fiduciary duties, which approval shall not be unreasonably withheld (any such replacement nominee recommended in accordance with the terms of this Section 1(d) shall be referred to as the “Replacement Director”). Any Replacement Director shall (i) other than in the case of a substitute for Nominee One, be independent of Starboard, (ii) qualify as “independent” pursuant to NYSE listing standards, as do Nominee Two, Nominee Three and Nominee Four, and (iii) have relevant financial and business experience. In the event the Governance Committee does not accept a substitute person recommended by Starboard, Starboard will have the right to recommend additional substitute person(s), who meet the requirements of (i) through (iii) in the preceding sentence. Upon the recommendation of a Replacement Director nominee by the Governance Committee, the Board shall vote on the appointment of such Replacement Director to the Board no later than five (5) business days after the Governance Committee recommendation of such Replacement Director; provided, however, that if the Board does not elect such Replacement Director to the Board, the Parties shall continue to follow the procedures of this Section 1(d) until a Replacement Director is elected to the Board.

          (e) At the 2014 Annual Meeting (and, if the Standstill Period is extended pursuant to Section 1(l) below, at the 2015 Annual Meeting), Starboard agrees to appear in person or by proxy and vote all shares of Common Stock beneficially owned by it (i) in favor of the election of each of the Company’s nominees for election to the Board (ratably with respect to all nominees) and (ii) in accordance with the Board’s recommendation with respect to each other proposal submitted to a vote of the stockholders of the Company at such Annual Meeting, unless, solely with respect to proposals other than the election of directors, Institutional Shareholder Services Inc. recommends otherwise with respect to any such other proposal; provided, however, that Starboard shall only be required to vote ratably with respect to all nominees at the 2015 Annual Meeting to the extent that the Company also votes ratably with respect to all nominees at the 2015 Annual Meeting.

          (f) Starboard agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

          (h) The Company shall use its reasonable best efforts to hold the 2014 Annual Meeting no later than September 13, 2014.

          (i) Starboard agrees to obtain from Nominee One an irrevocable resignation letter pursuant to which Nominee One shall resign from the Board and all applicable committees thereof if at any time during the Standstill Period Starboard’s aggregate beneficial ownership of Common Stock, excluding shares of Common Stock underlying the Company’s convertible senior subordinated notes, decreases to less than the lesser of (x) three percent (3.0%) of the Company’s then outstanding Common Stock and (y) 7,518,889 shares of Common Stock (subject to adjustment for stock splits, reclassifications and similar adjustments). Also at such time, (1) the right of Starboard pursuant to Section 1(d) to participate in the recommendation of a Replacement Director to fill the vacancy caused by any such resignation of Nominee One shall automatically terminate and (2) if such time occurs prior to the 2015 Annual Meeting, the Company shall not be required to nominate, recommend, support or solicit proxies for the election of any Starboard Nominees for election to the Board at the 2015 Annual Meeting.

          (j) Starboard shall cause each Starboard Nominee (and any Replacement Director) to agree in writing, during the term of any service as a director of the Company, (i) to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, the Company’s code of conduct, insider trading policy, its Regulation FD policy, its related party transactions policy and corporate governance guidelines and (ii) to keep confidential and not publicly disclose discussions and matters considered in meetings of the Board and Board committees, unless previously disclosed publicly by the Company. Nominee Four within five (5) business days of the execution of this Agreement, and any Replacement Director, as promptly as reasonably practicable after the proposal of such Replacement Director, shall submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members.

          (k) If the Company does not achieve certain objectives under its fiscal year 2015 business plan previously agreed between the Company and Starboard, then Starboard will be entitled to nominate two additional directors to the Board. For the avoidance of doubt, Starboard shall be entitled to exercise any such right it may obtain under this paragraph to fill two additional Board seats as of the first business day following the date that the Company fails to achieve any of the agreed business plan objectives, which shall be determined as of the date the Company publicly announces earnings results for the applicable period. If Starboard exercises its rights under this paragraph, the Company shall increase the size of the Board by two directors, and Starboard shall propose two candidates, each of whom shall be appointed to the Board within ten (10) business days of being proposed, so long as such candidate qualifies as “independent” pursuant to NYSE listing standards and does not otherwise have any material conflicts with the Company or its businesses. If any such candidate proposed by Starboard is found to either have a material conflict or not to be “independent”, Starboard shall then have the right to propose an additional candidate who qualifies as “independent” pursuant to NYSE listing standards and does not otherwise have any material conflicts with the Company or its businesses and who shall be appointed to the Board within ten (10) business days of being proposed by Starboard. If Starboard obtains the right under this paragraph to fill two additional Board seats, then Starboard shall propose its initial two candidates no later than the conclusion of the 2015 Annual Meeting. Starboard’s right under this paragraph (k) to fill two additional Board seats shall expire if prior to proposing its initial two candidates, Starboard and/or any of its Affiliates sells, transfers or otherwise disposes of shares of the Company’s Common Stock (excluding shares of Common Stock underlying the Company’s convertible senior subordinated notes) representing more than 0.99% of the outstanding shares of Common Stock.

          (l) If the Company achieves all of the business plan objectives referred to in (k) above, then (x) the Standstill Period set forth in Section 2 below shall be extended until the earlier of (i) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2016 Annual Meeting pursuant to the Company’s bylaws and (ii) the date that is 100 days prior to the anniversary of the 2015 Annual Meeting, and (y) subject to Section 1(d) and Section 1 (i), the Company shall be obligated, if requested by Starboard prior to the nomination deadline for such Annual Meeting, to re-nominate each of the four Starboard Nominees (or any lesser number requested by Starboard) for election to the Board at the 2015 Annual Meeting.

          (m) The parties agree that if, at any time, any nominee for the Board that is not a Starboard Nominee (a “Non-Starboard Nominee”) or any director serving on the Board that was not a Starboard Nominee or a Replacement Director (a “Non-Starboard Director”) is unable or unwilling to serve as a director, resigns as a director or is removed as a director, the other Non-Starboard Directors shall be entitled to name a substitute person to replace the Non-Starboard Nominee or Non-Starboard Director, as applicable, provided, that, such substitute person must have no material conflict with the Company or its businesses and, other than in the case of the Chief Executive Officer of the Company, be “independent” pursuant to the NYSE Listing Standards.

     2. Standstill Provisions.

          (a) Starboard agrees that, from the date of this Agreement until the earlier of (i) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2015 Annual Meeting pursuant to the Company’s bylaws or (ii) the date that is one hundred (100) days prior to the first anniversary of the 2014 Annual Meeting (as the same may be extended pursuant to Section 1(l), the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of such Affiliates and Associates not to, directly or indirectly, in any manner:

               (i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that improperly seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

               (ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

               (iii) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

               (iv) seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

               (v)(A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or encourage, initiate or support any other third party in any such related activity or (C) make any public communication in opposition to any Company acquisition or disposition activity approved by the Board;

               (vi) seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 1;

               (vii) seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

               (viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

          (b) Except as expressly provided in Section 1 or Section 2(a), each member of Starboard shall be entitled to:

               (i) vote their shares on any other proposal duly brought before the 2014 Annual Meeting and 2015 Annual Meeting, or otherwise vote as each member of Starboard determines in its sole discretion; or

               (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefore; provided that, as applicable, all such activity is in compliance with the requirements of this Agreement.

     3. Representations and Warranties of the Company.

     The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.

     4. Representations and Warranties of Starboard.

     Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, (i) Starboard is deemed to beneficially own in the aggregate 44,243,875 shares of Common Stock, including shares of Common Stock underlying the Company’s convertible senior subordinated notes, and (ii) Starboard does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (f) each of Nominee Two, Nominee Three and Nominee Four is independent of Starboard, and (g) Starboard has not, directly or indirectly, compensated or agreed to, and will not, compensate Nominee Two, Nominee Three or Nominee Four for their service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities, other than cash compensation, if any, to be used by Nominee Two, Nominee Three and Nominee Four to purchase securities of the Company, which compensation has been previously disclosed to the Company, has been paid in full prior to the date hereof and Starboard has no remaining compensation obligation to Nominee Two, Nominee Three or Nominee Four.

     5. Press Release.

     Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor Starboard shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Party. Until the 2014 Annual Meeting, neither the Company nor Starboard or any of the Starboard Nominees shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

     6. Specific Performance.

     Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

     7. Expenses.

     The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2014 Annual Meeting, the filing of a Schedule 13D amendment in connection with this Agreement and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed seventy five thousand dollars ($75,000) in the aggregate.

     8. Severability.

     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

     9. Notices.

     Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Quantum Corporation
224 Airport Parkway, Suite 300
San Jose, California 95110
Attention: Shawn Hall
Telephone: (408) 944-4000
Facsimile: (408) 944-6581

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional
Corporation
1301 Avenue of the Americas, 40th Floor
New York, New York 10019
Attention: Warren S. de Wied, Esq.
Telephone: (212) 999-5800
Facsimile: (212) 999-5899

If to Starboard or any member thereof:

Starboard Value LP
830 Third Avenue, 3rd Floor
New York, New York 10022
Attention: Jeffrey C. Smith
Telephone: (212) 845-7977
Facsimile: (212) 845-7988

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Steve Wolosky, Esq.
Andrew Freedman, Esq.
Telephone: (212) 451-2300
Facsimile: (212) 451-2222

     10. Applicable Law.

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     11. Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

     12. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

     This Agreement and the understanding regarding business plan objectives referred to herein constitute the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than as set forth in the preceding sentence. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of Starboard to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

     13. Mutual Non-Disparagement.

     Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. For purposes of this Section 13, the Starboard Nominees shall not be deemed to be an agent, affiliate, officer, key employee or director of the Company or Starboard and no actions taken by any agent or other representative of a Party in any capacity other than as a representative of such Party shall be covered by this Agreement.

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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

QUANTUM CORPORATION

	By:	/s/ Jon W. Gacek
	Name:	Jon W. Gacek
	Title:	President and Chief Executive Officer

Starboard:

Starboard VALUE AND OPPORTUNITY	Starboard VALUE LP
MASTER FUND LTD
By: Starboard Value LP, its investment manager	By: Starboard Value GP LLC, its general partner

Starboard VALUE AND OPPORTUNITY S LLC	Starboard VALUE GP LLC
By: Starboard Value LP, its manager	By: Starboard Principal Co LP, its member

Starboard VALUE AND OPPORTUNITY C LP	Starboard PRINCIPAL CO LP
By: Starboard Value LP, its investment manager	By: Starboard Principal Co GP LLC, its general partner

Starboard PRINCIPAL CO GP LLC

	By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

[Signature Page to Agreement]

EXHIBIT A

Starboard

Starboard VALUE AND OPPORTUNITY MASTER FUND LTD
Starboard VALUE AND OPPORTUNITY S LLC
Starboard VALUE AND OPPORTUNITY C LP
Starboard VALUE LP
Starboard VALUE GP LLC
Starboard PRINCIPAL CO LP
Starboard PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD

EXHIBIT B

PRESS RELEASE